Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED JUNE 30, 2010
Highlights:
•	EBITDA of $40.6 million, a 31 percent increase over prior year

•	EBITDA per ton in Appalachia of $12.14, $4.78 higher than prior year

•	Metallurgical coal guidance of 7.5 million tons for 2010 reiterated

•	Recapitalization provides capital for growth
          ST. LOUIS, July 27 — Patriot Coal Corporation (NYSE: PCX) today reported its financial results for the quarter ended June 30, 2010. The Company reported revenues of $539.0 million, EBITDA of $40.6 million, net loss of $13.6 million and loss per share of $0.15 for the 2010 second quarter. EBITDA for the 2010 second quarter increased $9.7 million, or 31 percent, compared with the year-ago quarter. For the six months ended June 30, 2010, the Company reported revenues of $1.0 billion, EBITDA of $85.8 million, net loss of $9.3 million and loss per share of $0.10. EBITDA for the first six months of 2010 increased $33.0 million, or 63 percent, compared with the first six months of 2009.
          “Our EBITDA per ton in the Appalachia segment improved to more than $12 during a quarter made challenging by two longwall moves, a mine closure and increased regulatory activities. Although heightened regulatory oversight is impacting results, Patriot is cooperating with the agencies to improve our already strong safety program,” said Chief Executive Officer Richard M. Whiting. “Looking forward, we are encouraged by improving thermal coal markets. And as global economies improve, we expect the benefits of higher metallurgical coal prices we experienced during the quarter to continue.”

Financial Overview
          Sales in the second quarter totaled 8.1 million tons, including 6.2 million tons of thermal and 1.9 million tons of metallurgical coal. This was slightly lower than the 8.3 million tons sold in the second quarter of 2009, which included 7.3 million tons of thermal and 1.0 million tons of metallurgical coal. Production in the 2010 second quarter was approximately 1.0 million tons lower than the year-ago period due to longwall moves, increased regulatory activities and the closure of the Samples mine in late 2009. Purchased coal and coal sold from inventory brought sales volume up to near the prior-year level. Higher metallurgical coal shipments in the 2010 second quarter reflect the Company’s ramping up of met coal, in particular the increased sale of Panther tons as met product.
          Revenues in the 2010 second quarter were $539.0 million, compared with $507.0 million in the prior year second quarter. The $32.0 million increase in the 2010 second quarter compared to the prior year largely resulted from higher average selling prices.
          EBITDA in the 2010 second quarter was $40.6 million, compared with $30.9 million in the same quarter of 2009. One of the Company’s strategies is to actively manage its portfolio. During the quarter, the Company recognized gains of $17.8 million primarily related to transactions that added reserves to enhance the Wells and Corridor G complexes in exchange for non-strategic Central Appalachia reserves. EBITDA for the second quarter 2009 benefited from gains related to renegotiated sales agreements.
          During the 2010 second quarter, the Company experienced a major roof fall at the Harris mine. The mine was near the end of its mine life and had been expected to remain in production through mid-2011. Safety considerations led the Company to the decision to close Harris, as conditions around the roof fall continued to deteriorate. The closing of the mine resulted in a restructuring and impairment charge of $14.8 million in the 2010 second quarter. The charge included a $2.8 million non-cash impairment component related to equipment that will be abandoned. Additionally, the charge included a restructuring component totaling $12.0 million for payment of obligations that will be made with no future economic benefit for remaining operational contracts.
          Operating cost per ton totaled $56.69 in the 2010 second quarter, compared with $52.41 in the prior year second quarter. More than 60 percent of the increase in cost per ton was a result of lower production due to more comprehensive regulatory inspections and related ventilation adjustments in a number of our mines, as well as roof falls at the Harris and Highland complexes. Additionally, per ton costs in the 2010 quarter were negatively impacted by lower production at the Panther and Federal complexes, where downtime associated with scheduled longwall moves occurred during the quarter.
          Production volume played a large role in the year-over-year increase in cost per ton. Patriot’s 2010 second quarter production was 0.4 million tons lower than the 2009 level, in addition to a 0.6 million year-over-year reduction in volume from the closing of the Samples mine in late 2009.
          Accretion related to shipments on below-market sales and purchase contracts obtained in the Magnum Coal acquisition in July 2008 totaled $33.7 million in the second quarter of 2010, compared with $60.7 million in the prior year and $25.3 million in the 2010 first quarter. Lower accretion in 2010 resulted as certain contracts acquired with Magnum expired at the end of 2009, and the associated accretion was fully recognized by that time.
Credit and Capital
          During the quarter, the Company enhanced its liquidity through a comprehensive recapitalization. Patriot extended the maturity of its revolving credit facility through 2013, with commitments totaling $427.5 million. The Company also completed a public debt offering, issuing $250 million of 8.25 percent senior debt due in 2018. And Patriot expanded the borrowing capacity under its accounts receivable securitization program to $125 million.
          As of June 30, 2010, Patriot had a cash balance of $239.2 million and no borrowings on its revolving credit facility or its receivables securitization program. Available liquidity was over $450 million at June 30, 2010, more than twice the Company’s liquidity at the end of 2009.
          Capital expenditures totaled $28.6 million in the 2010 second quarter, compared with $15.8 million in the year-ago quarter. Capital expenditures in the second quarter included spending at the Black Oak mine, which is expected to begin producing high-quality metallurgical coal by the end of the third quarter.
Safety
          During the quarter, seven of the Company’s operations were recognized for their strong 2009 safety performance by the West Virginia Office of Miners Health, Safety & Training. Additionally, the Samples Highwall Miner operation in the Paint Creek complex was presented the 2009 District 4 Pacesetter Award by the U.S. Mine Safety and Health Administration.

Market Overview
          “Global blast furnace utilization in the steel industry continues to be in the 85 to 90 percent range, while U.S. utilization has stabilized at 70 to 75 percent. Typically, global markets slow in the third quarter as a result of vacations, especially in Europe. However, long-term fundamentals remain intact,” noted Whiting. “Looking to Asia, over many years the Chinese government has consistently demonstrated an ability to drive solid growth in their economy. We believe Chinese GDP and demand for steel will remain strong as we look toward 2011, driving continued strength in met coal imports.”
          “Metallurgical coal markets remain strong, particularly in the higher grades. Grade A high-vol met coal remains in short supply and continues to command a very favorable price. Supply of grade B met coal is currently not as tight, causing pricing to ease somewhat from a few months ago,” commented Whiting. “However, pricing remains very favorable compared to historical levels.”
          “As we have previously disclosed, we expect to sell about 7.5 million tons of met coal in 2010. Production from our Black Oak mine, as well as incremental Panther production sold as met, are expected to offset the loss of Harris tons,” continued Whiting. “We intend to open the Black Oak mine this year, installing the initial continuous miner unit by the end of the third quarter. A second unit is expected to be operational in early 2011,” continued Whiting.
          “Patriot has a number of organic met coal projects in various stages of development that will use our existing infrastructure, including a mine in the Peerless seam at the Kanawha Eagle complex, several projects feeding into the Rocklick complex, and the Washington mine in Logan County. As we move through 2011, we will move forward on these projects in a disciplined manner,” stated Whiting.
          “Turning to thermal markets, cooling degree days in the eastern U.S. in May and June were more than 40 percent above normal levels, which has lowered coal inventories. Additionally, higher natural gas prices in 2010 compared with 2009 will likely result in coal regaining market share this year,” noted Whiting. “Increasing customer demand and lower inventory levels, coupled with supply constraints in Central Appalachia, should improve thermal markets as we look forward. We believe pricing for high-Btu Central Appalachian thermal coal, in particular, will further strengthen as a result.”

Outlook
          For 2010, the Company currently anticipates full year sales volume in the range of 32.0 to 34.0 million tons, with sales of 16.0 to 18.0 million tons for the July to December period. This includes metallurgical coal sales of approximately 7.5 million tons for the year.
          Cost per ton for the remainder of 2010 is expected to be in the range of $56.00 to $59.00 for the Appalachia segment. Cost per ton for the Illinois Basin segment is expected to be in the $39.00 to $42.00 range for the remainder of 2010. Volumes were negatively impacted by increased regulatory activity and more conservative interpretations of existing regulations in the 2010 second quarter. The Company expects a heightened level of regulatory oversight will continue through the balance of the year, resulting in lower production and increased cost per ton in both operating segments.
          “We priced approximately 0.3 million tons of metallurgical coal for 2010 delivery at an average price of nearly $185 at the mine. This brings the average price of our booked metallurgical business up to $115 per ton for the remainder of the year,” noted Patriot Senior Vice President and Chief Financial Officer Mark N. Schroeder.
          “At this point, we are largely committed and priced for 2010 business, with about 0.5 million tons remaining unpriced. Of this amount, about 0.3 million are met quality, primarily representing production from our Panther mine,” concluded Schroeder.
          Average selling prices of currently priced tons for the remainder of 2010 and for 2011 are as follows:

(Tons in millions)	Q3 — Q4 2010		Full Year 2011
	Tons	Price per ton	Tons	Price per ton

Appalachia — thermal	9.0	$58	9.9	$53

Illinois Basin — thermal	3.7	$40	6.1	$39

Appalachia — met	3.8	$115	1.4	$102

Total	16.5		17.4

          Priced thermal business for 2011 includes 8.4 million tons related to legacy contracts priced significantly below the current market. Unpriced volume and the resulting total sales volume will depend on the finalization of production plans, taking into account demand and pricing.

Conference Call
          Management will hold a conference call to discuss the second quarter results on July 27, 2010, at 10:00 a.m. Central Daylight Time. The conference call can be accessed by dialing 800-288-8968, or through the Patriot Coal website at www.patriotcoal.com. International callers can dial 612-332-0226 to access the conference call. A replay of the conference call will be available on the Company’s website and also by telephone, at 800-475-6701 for domestic callers or 320-365-3844 for international callers, access code 165323.
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; coal mining laws and regulations; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance; developments in greenhouse gas emission regulation and treatment; labor availability and relations; the outcome of pending or future litigation; changes in the costs to provide healthcare to eligible active employees and certain retirees under postretirement benefit obligations; changes in contribution requirements to multi-employer retiree healthcare and pension funds; reductions of purchases or deferral of shipments by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
# # # # #

Condensed Consolidated Statements of Operations (Unaudited)
For the Three Months Ended June 30, 2010 and 2009 and March 31, 2010

(In thousands, except share and per share data)

	Three Months Ended
	June 30,	March 31,	June 30,
	2010	2010	2009

Tons sold	8,066	7,595	8,269

Revenues
Sales	$533,800	$464,208	$485,049
Other revenues	5,192	3,049	21,947

Total revenues	538,992	467,257	506,996

Costs and expenses
Operating costs and expenses	502,959	433,043	467,729
Depreciation, depletion and amortization	50,350	49,612	50,357
Reclamation and remediation obligation expense	11,004	10,846	7,611
Sales contract accretion	(33,735)	(25,308)	(60,721)
Restructuring and impairment charge	14,838	—	—
Selling and administrative expenses	13,198	12,774	11,360
Net gain on disposal or exchange of assets	(17,759)	(23,796)	(4,031)

Operating profit (loss)	(1,863)	10,086	34,691
Interest expense	14,795	9,032	9,137
Interest income	(3,249)	(3,442)	(5,836)

Income (loss) before income taxes	(13,409)	4,496	31,390
Income tax provision	165	235	—

Net income (loss)	$(13,574)	$4,261	$31,390

Weighted average shares outstanding
Basic	90,863,950	90,835,561	79,940,308
Effect of dilutive securities	1,288,633	1,331,396	138,299

Diluted	92,152,583	92,166,957	80,078,607

Earnings (loss) per share, basic and diluted	$(0.15)	$0.05	$0.39

EBITDA	$40,594	$45,236	$30,938

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Operations (Unaudited)
For the Six Months Ended June 30, 2010 and 2009

(In thousands, except share and per share data)

	Six Months Ended June 30,
	2010	2009

Tons sold	15,661	16,727

Revenues
Sales	$998,008	$1,007,887
Other revenues	8,241	28,045

Total revenues	1,006,249	1,035,932

Costs and expenses
Operating costs and expenses	936,002	962,937
Depreciation, depletion and amortization	99,962	105,336
Reclamation and remediation obligation expense	21,850	14,062
Sales contract accretion	(59,043)	(138,528)
Restructuring and impairment charge	14,838	—
Selling and administrative expenses	25,972	24,246
Net gain on disposal or exchange of assets	(41,555)	(4,061)

Operating profit	8,223	71,940
Interest expense	23,827	17,730
Interest income	(6,691)	(9,323)

Income (loss) before income taxes	(8,913)	63,533
Income tax provision	400	—

Net income (loss)	$(9,313)	$63,533

Weighted average shares outstanding
Basic	90,849,834	78,928,849
Effect of dilutive securities	1,284,798	150,417

Diluted	92,134,632	79,079,266

Earnings (loss) per share, basic and diluted	$(0.10)	$0.80

EBITDA	$85,830	$52,810

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Three Months Ended June 30, 2010 and 2009 and March 31, 2010

	Three Months Ended
	June 30,	March 31,	June 30,
	2010	2010	2009

Tons Sold (In thousands)
Appalachia Mining Operations	6,431	5,849	6,498
Illinois Basin Mining Operations	1,635	1,746	1,771

Total	8,066	7,595	8,269

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$464,801	$390,380	$415,089
Illinois Basin Mining Operations	68,999	73,828	69,960
Appalachia Other	5,192	3,049	21,947

Total	$538,992	$467,257	$506,996

Revenues per Ton — Mining Operations
Appalachia	$72.28	$66.74	$63.88
Illinois Basin	42.20	42.28	39.50
Total	66.18	61.12	58.66

Operating Costs per Ton — Mining Operations (1)
Appalachia	$60.14	$54.99	$56.52
Illinois Basin	43.14	38.38	37.31
Total	56.69	51.17	52.41

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$12.14	$11.75	$7.36
Illinois Basin	(0.94)	3.90	2.19
Total	9.49	9.95	6.25

	Dollars in thousands

Past Mining Obligation Expense	$44,475	$43,466	$34,211

Capital Expenditures (Excludes Acquisitions)	28,562	35,130	15,777

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, reclamation and remediation obligations, depreciation, depletion and amortization, restructuring and impairment charge and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited)
For the Six Months Ended June 30, 2010 and 2009

	Six Months Ended June 30,
	2010	2009

Tons Sold (In thousands)
Appalachia Mining Operations	12,280	13,137
Illinois Basin Mining Operations	3,381	3,590

Total	15,661	16,727

Revenue Summary (Dollars in thousands)
Appalachia Mining Operations	$855,181	$868,545
Illinois Basin Mining Operations	142,827	139,342
Appalachia Other	8,241	28,045

Total	$1,006,249	$1,035,932

Revenues per Ton — Mining Operations
Appalachia	$69.64	$66.11
Illinois Basin	42.24	38.81
Total	63.73	60.26

Operating Costs per Ton — Mining Operations (1)
Appalachia	$57.68	$57.51
Illinois Basin	40.68	36.88
Total	54.02	53.10

Segment Adjusted EBITDA per Ton — Mining Operations
Appalachia	$11.96	$8.60
Illinois Basin	1.56	1.93
Total	9.71	7.16

	Dollars in thousands

Past Mining Obligation Expense	$87,941	$72,011

Capital Expenditures (Excludes Acquisitions)	63,692	34,819

(1)	Operating costs are the direct costs of our mining operations, excluding costs for past mining obligations, reclamation and remediation obligations, depreciation, depletion and amortization, restructuring and impairment charge and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Balance Sheets
June 30, 2010 and December 31, 2009

(Dollars in thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)

Cash and cash equivalents	$239,182	$27,098
Receivables	198,915	188,897
Inventories	81,844	81,188
Other current assets	20,501	14,366

Total current assets	540,442	311,549
Net property, plant, equipment and mine development	3,167,616	3,161,254
Notes receivable	93,256	109,137
Investments and other assets	54,047	36,223

Total assets	$3,855,361	$3,618,163

Current portion of debt	$4,979	$8,042
Accounts payable and accrued liabilities	408,934	406,351
Below market sales contracts acquired	112,227	150,441

Total current liabilities	526,140	564,834
Long-term debt, less current maturities	448,259	197,951
Below market sales contracts acquired, noncurrent	123,408	156,120
Other noncurrent liabilities	1,815,447	1,763,764

Total liabilities	2,913,254	2,682,669
Common stock, paid-in capital and retained earnings	1,185,668	1,184,670
Accumulated other comprehensive loss	(243,561)	(249,176)

Total stockholders’ equity	942,107	935,494

Total liabilities and stockholders’ equity	$3,855,361	$3,618,163

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended June 30, 2010 and 2009

(Dollars in thousands)

	Six Months Ended June 30,
	2010	2009
Cash Flows from Operating Activities
Net income (loss)	$(9,313)	$63,533
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation, depletion and amortization	99,962	105,336
Sales contract accretion	(59,043)	(138,528)
Net gain on disposal or exchange of assets	(41,555)	(4,061)
Impairment charge	2,823	—
Changes in working capital and other	27,924	(6,643)

Net cash provided by operating activities	20,798	19,637

Cash Flows from Investing Activities
Additions to property, plant, equipment and mine development	(63,692)	(34,819)
Additions to advance mining royalties	(9,465)	(7,081)
Investment in joint venture	(300)	—
Proceeds from notes receivable	22,100	4,768
Proceeds from disposal or exchange of assets	1,384	—
Other	—	131

Net cash used in investing activities	(49,973)	(37,001)

Cash Flows from Financing Activities
Proceeds from debt offering, net of discount	248,198	—
Proceeds from equity offering, net of costs	—	89,132
Proceeds from coal reserve financing transaction	17,700	—
Short-term debt payments	—	(23,000)
Long-term debt payments	(5,179)	(3,103)
Deferred financing costs	(20,542)	—
Proceeds from employee stock purchases	1,082	667

Net cash provided by financing activities	241,259	63,696

Net increase in cash and cash equivalents	212,084	46,332
Cash and cash equivalents at beginning of period	27,098	2,872

Cash and cash equivalents at end of period	$239,182	$49,204

This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.

Reconciliation of Net Income (Loss) to EBITDA (Unaudited)
For the Three and Six Months Ended June 30, 2010 and 2009 and the Three Months Ended March 31, 2010

(Dollars in thousands)

	Three Months Ended
	June 30,	March 31,	June 30,
Reconciliation of net income (loss) to EBITDA:	2010	2010	2009

Net income (loss)	$(13,574)	$4,261	$31,390
Depreciation, depletion and amortization	50,350	49,612	50,357
Reclamation and remediation obligation expense	11,004	10,846	7,611
Sales contract accretion, net	(33,735)	(25,308)	(61,721)
Restructuring and impairment charge	14,838	—	—
Interest expense	14,795	9,032	9,137
Interest income	(3,249)	(3,442)	(5,836)
Income tax provision	165	235	—

EBITDA	$40,594	$45,236	$30,938

	Six Months Ended June 30,
Reconciliation of net income (loss) to EBITDA:	2010	2009

Net income (loss)	$(9,313)	$63,533
Depreciation, depletion and amortization	99,962	105,336
Reclamation and remediation obligation expense	21,850	14,062
Sales contract accretion, net	(59,043)	(138,528)
Restructuring and impairment charge	14,838	—
Interest expense	23,827	17,730
Interest income	(6,691)	(9,323)
Income tax provision	400	—

EBITDA	$85,830	$52,810

EBITDA is defined as net income before deducting interest income and expense, income taxes, reclamation and remediation obligation expense, depreciation, depletion and amortization, restructuring and impairment charge and net sales contract accretion. Net sales contract accretion represents contract accretion excluding back-to-back coal purchase and sales contracts. The contract accretion on the back-to-back coal purchase and sales contracts reflects the accretion related to certain coal purchase and sales contracts existing on July 23, 2008, whereby Magnum purchased coal from third parties to fulfill tonnage commitments on sales contracts. We have included information concerning EBITDA because we believe that in our industry such information is a relevant measurement of a company’s operating financial performance. Because EBITDA is not calculated identically by all companies, our calculation may not be comparable to similarly titled measures of other companies. The table above reflects the Company’s calculation of EBITDA.
This information is intended to be reviewed in conjunction with the Company’s filings with the Securities and Exchange Commission.